Exhibit 99.(d).17

John Hancock INVESTMENT Trust

on behalf of John Hancock Global Focused Strategies Fund

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of the 10th day of March, 2016 to the Sub-Advisory Agreement dated June 25, 2015, as amended (the “Agreement”), between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Standard Life Investments (Corporate Funds) Limited, a Scottish company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “COMPENSATION OF SUB-ADVISER,” is hereby amended to add the following new series and fee schedules:

JOHN HANCOCK INVESTMENT TRUST

Portfolio	First $500 Million of Aggregate Net Assets*	Excess over $500 Million of Aggregate Net Assets*
John Hancock Global Focused Strategies Fund

* The term Aggregate Net Assets includes the net assets of a Portfolio managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or other portfolios managed by the Subadviser, as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the Subadviser. For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)

John Hancock Global Focused Strategies Fund	N/A

2.	EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By: /s/ Leo Zerilli

Leo Zerilli

Senior Vice President and Chief Investment Officer

STANDARD LIFE INVESTMENTS (CORPORATE FUNDS) LIMITED

By: /s/ Trevor Keay

Name: Trevor Keay

Title: Authorized Signatory

By: /s/ Paul Watts

Name: Paul Watts

Title: Head of Risk and Compliance

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